Exhibit 5

February 25, 2002

R. R. Donnelley & Sons Company
77 West Wacker Drive
Chicago, Illinois 60601

Re:   $20,000,000 of deferred compensation obligations under the
         R. R. Donnelley & Sons Company Nonqualified Deferred Compensation Plan

Ladies and Gentlemen:

I am Scott D. Russell, Assistant General Counsel for R. R. Donnelley & Sons Company, a Delaware corporation (the “Company”), and have acted as counsel for the Company in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 (the “Securities Act”) relating to up to $20,000,000 of the Company’s deferred compensation obligations (the “Deferred Compensation Obligations”) payable under the R. R. Donnelley & Sons Company Nonqualified Deferred Compensation Plan (the “Plan”).

To render the opinions expressed below, I have reviewed the Plan and the Registration Statement. I have also examined originals, or copies of originals certified or otherwise identified to my satisfaction, of the Company’s corporate records and of such other agreements, documents, instruments and certificates of public officials, officers and representatives of the Company and other persons, have examined such questions of law and have satisfied myself as to such matters of fact as I have deemed relevant and necessary as a basis for the opinions expressed herein. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to me for my examination.

Based upon the foregoing, I am of the opinion that:

1.  The Company is duly incorporated and validly existing under the laws of the State of Delaware.

2.  The Deferred Compensation Obligations will be, when created in accordance with the terms of the Plan, valid and binding obligations of the Company, enforceable in accordance with the terms of the Plan, subject to applicable bankruptcy, moratorium, insolvency, fraudulent transfer, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

The foregoing opinions are limited to the laws of the State of Illinois and the Delaware General Corporation Law. I express no opinion as to the application of the securities or blue sky laws of the various states to the issuance or sale of the Deferred Compensation Obligations.

I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement.

Very truly yours,

/s/ Scott D. Russell
Scott D. Russell